Exhibit 99.1

CTI BioPharma Reports Third Quarter 2022 Financial Results

– VONJO® (pacritinib) net product revenue of $18.2 million in the third quarter, a 48% increase compared to the second quarter –

– Increase in sales reflects strong growth in new patient starts –

– Oral presentation of new data on pacritinib’s ACVR1 inhibition and anemia benefit in myelofibrosis patients at ASH 2022 –

– Management to host conference call today at 4:30 p.m. ET –

SEATTLE, Nov. 7, 2022 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the third quarter ended September 30, 2022.

“In the third quarter, CTI continued to make strong progress with the U.S. commercial launch of VONJO, delivering net revenue of $18.2 million, a 48% increase in sales compared to the second quarter. This important result reflects strong growth in new patient starts and high refill rates. As CTI continues on its path to becoming the market leader in cytopenic myelofibrosis, the value proposition of VONJO as a safe, simple and effective therapy is rapidly being accepted in both the community and academic settings,” said Adam Craig, President and Chief Executive Officer of CTI BioPharma. “As our understanding of pacritinib’s potential mechanisms of actions expands, we are excited to present new data on pacritinib’s anemia benefit in cytopenic myelofibrosis, a benefit believed to be due to ACVR1 (ALK2) inhibition, during an oral presentation at the upcoming ASH 2022 meeting.”

Recent Accomplishments and Updates
•Abstract accepted for oral presentation at the American Society of Hematology (ASH) 2022 Annual Meeting and Exposition being held December 10-13, 2022, in New Orleans and virtually:
◦Abstract Title: Pacritinib Is a Potent ACVR1 Inhibitor with Significant Anemia Benefit in Patients with Myelofibrosis
▪Abstract Number: 628
▪Session Name: 634. Myeloproliferative Syndromes: Clinical and Epidemiological: Towards Personalized Medicine in Myeloproliferative Neoplasms and Mastocytosis: New and Repurposed Drugs for Unmet Clinical Needs
▪Session Date: Sunday, December 11, 2022
▪Presentation Time: 5:15–5:30 p.m. CST/6:15–6:30 p.m. EST
▪Presenter: Dr. Stephen Oh

•Two posters selected for poster presentations at ASH 2022:
◦Abstract Title: Differential Impact of Thrombocytopenia and Anemia on Myelofibrosis (MF) Symptom Burden
▪Abstract Number: 1712
▪Session Name: 634. Myeloproliferative Syndromes: Clinical and Epidemiological: Poster I
▪Session Date: Saturday, December 10, 2022
▪Presentation Time: 5:30–7:30 p.m. CST/6:30–8:30 p.m. EST
▪Presenter: Dr. Jeanne Palmer
◦Abstract Title: PACIFICA: A Randomized, Controlled Phase 3 Study of Pacritinib Versus Physician's Choice in Patients with Primary or Secondary Myelofibrosis and Severe Thrombocytopenia
▪Abstract Number: 4316
▪Session Name: 631. Myeloproliferative Syndromes and Chronic Myeloid Leukemia: Basic and Translational: Poster III
▪Session Date: Monday, December 12, 2022
▪Presentation Time: 6:00–8:00 p.m. CST/7:00–9:00 p.m. EST
▪Presenter: Dr. John Mascarenhas

•A new data analysis from the Phase 3 PERSIST-2 trial and an in vitro analysis of pacritinib presented at the Society of Hematologic Oncology (SOHO) 2022 Annual Meeting demonstrated pacritinib as a more potent inhibitor of ACVR1 compared to momelotinib, suggesting an important role of pacritinib in addressing anemia in patients with myelofibrosis. An encore presentation demonstrated full dose pacritinib (200 mg BID) yielded higher response rates and a similar safety profile to lower dose ruxolitinib in patients with myelofibrosis who have moderate or severe thrombocytopenia.

Third Quarter Financial Results
Net product sales of $18.2 million and $32.9 million for the three and nine months ended September 30, 2022, respectively, were entirely attributable to VONJO product sales in the United States. There were no product sales for the comparable periods in 2021. Operating loss was $12.2 million and $23.4 million for the three months ended September 30, 2022 and 2021, respectively, and $66.2 million and $60.0 million for the nine months ended September 30, 2022 and 2021, respectively. The decrease in operating loss between the three-month periods ended September 30, 2022 and 2021 was primarily attributable to net product sales, partially offset by an increase in selling, general and administrative activities related to the commercial launch of VONJO. The increase in operating loss between the nine-month periods ended September 30, 2022 and 2021 resulted primarily from an increase in selling, general and administrative activities related to the commercial launch of VONJO, as well as a $10.3 million milestone expense related to FDA approval of VONJO, which was included in other operating expenses.

Net loss for the three months ended September 30, 2022 was $15.7 million, or $0.13 for basic and diluted loss per share, compared to net loss of $24.2 million, or $0.26 for basic and diluted loss per share, for the same period in 2021. Net loss for the nine months ended September 30, 2022 was $75.5 million, or $0.69 for basic and diluted loss per share, compared to net loss of $61.1 million, or $0.70 for basic and diluted loss per share, for the same period in 2021.

As of September 30, 2022, our cash, cash equivalents and short-term investments totaled $81.6 million, compared to $65.4 million as of December 31, 2021.

Conference Call and Webcast
CTI will host a conference call and webcast to review its third quarter 2022 financial results and provide an update on business activities today, November 7, 2022, at 4:30 p.m. ET. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BI1dc7f17da2ae4ce8ba0e490c169604ac. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including a dial-in number and a unique registrant ID. A live audio webcast of the event may also be accessed through the "Investors" section of CTI's website at www.ctibiopharma.com. A replay of the webcast will be available for 30 days following the event.

About VONJO® (pacritinib)
Pacritinib is an oral kinase inhibitor with activity against wild type Janus Associated Kinase 2 (JAK2), mutant JAK2V617F form, IRAK1, ACVR1 (ALK2) and FLT3, which contribute to signaling of a number of cytokines and growth factors that are important for hematopoiesis and immune function. Myelofibrosis is often associated with dysregulated JAK2 signaling. At clinically relevant concentrations, pacritinib does not inhibit JAK1.

VONJO is indicated for the treatment of adults with intermediate or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis with a platelet count below 50 × 109/L. This indication is approved under accelerated approval based on spleen volume reduction. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

Important VONJO Safety Information
Hemorrhage:
Serious (11%) and fatal (2%) hemorrhages have occurred in VONJO-treated patients with platelet counts <100 × 109/L. Serious (13%) and fatal (2%) hemorrhages have occurred in VONJO-treated patients with platelet counts <50 × 109/L. Grade ≥3 bleeding events (defined as requiring transfusion or invasive intervention) occurred in 15% of patients treated with VONJO compared to 7% of patients treated on the control arm. Due to hemorrhage, VONJO dose reductions, dose interruptions, or permanent discontinuations occurred in 3%, 3%, and 5% of patients, respectively.

Avoid use of VONJO in patients with active bleeding and hold VONJO seven days prior to any planned surgical or invasive procedures. Assess platelet counts periodically, as clinically indicated. Manage hemorrhage using treatment interruption and medical intervention.

Diarrhea:
VONJO causes diarrhea in approximately 48% of patients compared to 15% of patients treated on the control arm. The median time to resolution in VONJO-treated patients was two weeks. The incidence of reported diarrhea decreased over time, with 41% of patients reporting diarrhea in the first eight weeks of treatment, 15% in weeks 8 through 16, and 8% in weeks 16 through 24. Diarrhea resulted in treatment interruption in 3% of VONJO-treated patients. None of the VONJO-treated patients reported diarrhea that resulted in treatment discontinuation. Serious diarrhea adverse reactions occurred in 2% of patients treated with VONJO compared to no such adverse reactions in patients in the control arm.

Control pre-existing diarrhea before starting VONJO treatment. Manage diarrhea with antidiarrheal medications, fluid replacement, and dose modification. Treat diarrhea with antidiarrheal medications promptly at the first onset of symptoms. Interrupt or reduce VONJO dose in patients with significant diarrhea despite optimal supportive care.

Thrombocytopenia:
VONJO can cause worsening thrombocytopenia. VONJO dosing was reduced due to worsening thrombocytopenia in 2% of patients with pre-existing moderate to severe thrombocytopenia (platelet count <100 × 109/L). VONJO dosing was reduced due to worsening thrombocytopenia in 2% of patients with pre-existing severe thrombocytopenia (platelet count <50 × 109/L).

Monitor platelet count prior to VONJO treatment and as clinically indicated during treatment. Interrupt VONJO in patients with clinically significant worsening of thrombocytopenia that lasts for more than seven days. Restart VONJO at 50% of the last given dose once the toxicity has resolved. If toxicity recurs hold VONJO. Restart VONJO at 50% of the last given dose once the toxicity has resolved.

Prolonged QT interval:
VONJO can cause prolongation of the QTc interval. QTc prolongation of >500 msec was higher in VONJO-treated patients than in patients in the control arm (1.4% vs 1%). QTc increase from baseline by 60 msec or higher was greater in VONJO-treated patients than in control arm patients (1.9% vs 1%). Adverse reactions of QTc prolongation were reported for 3.8% of VONJO-treated patients and 2% of control arm patients. No cases of torsades de pointes were reported.

Avoid use of VONJO in patients with a baseline QTc of >480 msec. Avoid use of drugs with significant potential for QTc prolongation in combination with VONJO. Correct hypokalemia prior to and during VONJO treatment. Manage QTc prolongation using VONJO interruption and electrolyte management.

Major Adverse Cardiac Events (MACE):
Another JAK-inhibitor has increased the risk of MACE, including cardiovascular death, myocardial infarction, and stroke (compared to those treated with TNF blockers) in patients with rheumatoid arthritis, a condition for which VONJO is not indicated.

Consider the benefits and risks for the individual patient prior to initiating or continuing therapy with VONJO, particularly in patients who are current or past smokers and patients with other cardiovascular risk factors. Patients should be informed about the symptoms of serious cardiovascular events and the steps to take if they occur.

Thrombosis:
Another JAK-inhibitor has increased the risk of thrombosis, including deep venous thrombosis, pulmonary embolism, and arterial thrombosis (compared to those treated with TNF blockers) in patients with rheumatoid arthritis, a condition for which VONJO is not indicated.

Patients with symptoms of thrombosis should be promptly evaluated and treated appropriately.

Secondary Malignancies:
Another JAK-inhibitor has increased the risk of lymphoma and other malignancies, excluding non-melanoma skin cancer (NMSC) (compared to those treated with TNF blockers), in patients with rheumatoid arthritis, a condition for which VONJO is not indicated. Patients who are current or past smokers are at additional increased risk.

Consider the benefits and risks for the individual patient prior to initiating or continuing therapy with VONJO, particularly in patients with a known malignancy (other than a successfully-treated NMSC), patients who develop a malignancy, and patients who are current or past smokers.

Risk of Infection:
Another JAK-inhibitor has increased the risk of serious infections compared to best available therapy (BAT) in patients with myeloproliferative neoplasms. Serious bacterial, mycobacterial, fungal and viral infections may occur in patients treated with VONJO. Delay starting therapy with VONJO until active serious infections have resolved. Observe patients receiving VONJO for signs and symptoms of infection and manage promptly. Use active surveillance and prophylactic antibiotics according to clinical guidelines.

Interactions with CYP3A4 Inhibitors or Inducers:
Co-administration of VONJO with strong CYP3A4 inhibitors or inducers is contraindicated. Avoid concomitant use of VONJO with moderate CYP3A4 inhibitors or inducers.

Drug interruptions due to an adverse reaction occurred in 27% patients who received VONJO 200 mg twice daily compared to 10% of patients treated with BAT. Dosage reductions due to an adverse reaction occurred in 12% of patients who received VONJO 200 mg twice daily compared to 7% of patients treated with BAT. Permanent discontinuation due to an adverse reaction occurred in 15% of patients receiving VONJO 200 mg twice daily compared to 12% of patients treated with BAT.

Please visit http://www.ctibiopharma.com/vonjo_prescribing_information for full Prescribing Information and the Medication Guide.

About Myelofibrosis
Myelofibrosis is bone marrow cancer that results in formation of fibrous scar tissue and can lead to thrombocytopenia and anemia, weakness, fatigue and an enlarged spleen and liver. Within the United States, there are approximately 21,000 patients with myelofibrosis, 7,000 of which have severe thrombocytopenia (defined as blood platelet counts of less than 50 x109/L). Severe thrombocytopenia is associated with poor survival and high symptom burden and can occur as a result of disease progression or from drug toxicity with other JAK2 inhibitors, such as JAKAFI and INREBIC.

About CTI BioPharma Corp.
We are a commercial biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. CTI has one FDA-approved product, VONJO® (pacritinib), a JAK2, IRAK1, ACVR1 (ALK2) and FLT3 inhibitor, that spares JAK1. VONJO is approved for the treatment of adults with intermediate- or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis with a platelet count below 50 × 109/L. This indication is approved under FDA accelerated approval based on spleen volume reduction. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s). CTI is conducting the Phase 3 PACIFICA study of VONJO in patients with myelofibrosis and severe thrombocytopenia as a post-marketing requirement.

VONJO® is a registered trademark of CTI BioPharma Corp.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including plans to present data on pacritinib’s anemia benefit at later scientific conferences or in scientific journals and the Company’s goal of becoming a market leader in cytopenic myelofibrosis, are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully commercialize VONJO and generate future revenues with respect to VONJO; our limited experience in generating revenue from product sales; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Argot Partners
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net product sales	$18,241	$—	$32,865	$—
Operating costs and expenses:
Cost of sales	1,152	—	2,347	—
Research and development	8,220	9,717	24,973	28,454
Selling, general and administrative	21,498	13,664	61,134	31,503
Other operating (income) expenses	(411)	—	10,612	—
Total operating costs and expenses	30,459	23,381	99,066	59,957
Loss from operations	(12,218)	(23,381)	(66,201)	(59,957)
Non-operating expenses:
Interest expense, net	(3,564)	(653)	(9,388)	(1,007)
Other non-operating income (expenses)	77	(145)	55	(156)
Total non-operating expenses	(3,487)	(798)	(9,333)	(1,163)
Net loss	$(15,705)	$(24,179)	$(75,534)	$(61,120)
Basic and diluted net loss per common share	$(0.13)	$(0.26)	$(0.69)	$(0.70)
Shares used in calculation of basic and diluted net loss per common share:	121,597	93,823	110,066	87,574

Balance Sheet Data (unaudited):	(amounts in thousands)
	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$32,048	$65,446
Short-term investments	49,591	—
Accounts receivable, net	10,592	—
Working capital	67,165	1,728
Total assets	123,466	72,434
Current portion of long-term debt	—	47,380
Long-term debt	47,802	—
Total stockholders' (deficit) equity	(16,837)	3,767